Exhibit 99.1

NEWS RELEASE

For Release on November 14, 2017	Contact: Temi Oduozor
4:02 PM (ET)	Corporate Controller
toduozor@gigatronics.com
(925) 328-4650

Giga-tronics Reports Second Quarter FY 2018 Results

Company Also Announces Third Quarter Fiscal 2018 Sales Outlook

Dublin, CA – November 14, 2017 – Giga-tronics Incorporated (OTCQB: GIGA) (the “Company”) reported today net sales for the second quarter of fiscal 2018 of $2.2 million, a 49% decrease as compared to $4.4 million for the second quarter of fiscal 2017. Net sales for the six-month period ended September 30, 2017 were $4.2 million, a decrease of 46%, compared to $7.8 million for the six-month period ended September 24, 2016. The decreases in net sales for both periods was primarily due to lower sales associated with the legacy products (sold to Astronics in June 2016); a decrease associated with the Company’s new ASG product; a decrease primarily associated with the winding down of non-recurring engineering services as well as lower product revenues following the completion of the $4.5 million order for YIG RADAR filters in the first quarter of fiscal 2018.

Net loss for the second quarter of fiscal 2018 was $1.1 million, or $0.11 per fully diluted common share. This compares to a net loss for the second quarter of fiscal 2017 of $396,000, or $0.04 per fully diluted common share. Net loss for the six month period ended September 30, 2017 was $2.3 million, or $0.24 per fully diluted common share. This compares to a net loss of $498,000, or $0.05 per fully diluted common share for the six month period ended September 24, 2016. The increase in net loss for the second quarter of fiscal 2018 compared to the same prior year period was primarily due to the lower net sales in fiscal 2018. The increase in net loss for the six month period ended September 30, 2017 was primarily due to the lower net sales in fiscal 2018 as well as the $802,000 gain associated with the sale of the Switch product line in the first quarter of fiscal 2017.

The Company is also providing guidance for the third quarter of fiscal 2018, which will end on December 30, 2017. Net sales for the third quarter is expected to be in the range of $2.9 million to $3.1 million, compared to $2.0 million and $2.2 million reported in the first and second quarters of fiscal 2018, respectively, and the $3.2 million reported in the third quarter of fiscal 2017. The foregoing guidance is based on management's current review of operations for the third quarter of FY 2018, and remain subject to change based on actual results, and subject to review by the Company's independent accountants.

John Regazzi, the Company’s co-CEO said, “As announced previously, revenue for the second quarter was expected to be lower than anticipated due to the lack of new order bookings for the Advanced Signal Generator between the fourth quarter of fiscal 2017 and the first quarter of fiscal 2018. As compared to the second quarter of last year, revenues were also further adversely impacted by the delay in the receipt of the next YIG RADAR filter order from the prime contractor. Although we have subsequently received the follow-on YIG RADAR contract, we don’t expect to be generating revenue from this order until the fourth quarter of the current fiscal year.”

Suresh Nair, co-CEO of Giga-tronics stated, “The receipt of the YIG RADAR follow-on contract coupled with the delivery of the third Threat Emulation System to the Navy is expected to drive better results for our second half. In addition, the settlement of the dispute between Giga-tronics and Spanawave that arose over the acquisition of the legacy power measurement business will allow us to finally recognize a $375,000 gain from the sale of those assets during the third quarter. Together, we anticipate these events will improve our operating results substantially in the third quarter of fiscal 2018.”

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the second quarter results. To participate in the call, dial (888) 517-2458 or (847) 413-3538, and enter PIN Code 6747 975#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion reflects management's views as of November 14, 2017.

This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, shippable backlog within a year, long term growth and margin, expected shipments, product line sales, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: uncertainty as to the company's ability to continue as a going concern; delays in customer orders for the new ASG and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; results of pending or threatened litigation; the volatility in the market price of our common stock; and general market conditions. For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 25, 2017 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GIGA-TRONICS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands except share data)	September 30, 2017	March 25, 2017
Assets
Current assets:
Cash and cash-equivalents	$542	$1,421
Trade accounts receivable, net of allowance of $11 and $45, respectively	932	954
Inventories, net	5,200	4,811
Prepaid expenses and other current assets	194	452
Total current assets	6,868	7,638
Property and equipment, net	1,008	528
Other long-term assets	175	175
Capitalized software development costs	431	733
Total assets	$8,482	$9,074
Liabilities and shareholders' (deficit) equity
Current liabilities:
Line of credit	$552	$582
Accounts payable	1,072	1,107
Loan payable, net of discounts and issuance costs	1,370	—
Equity forward, at estimated fair value	36	—
Accrued payroll and benefits	380	583
Deferred revenue	3,389	3,614
Capital lease obligations	54	50
Deferred liability related to asset sale	375	375
Deferred rent	51	—
Other current liabilities	831	707
Total current liabilities	8,110	7,018
Warrant liability, at estimated fair value	162	222
Long term deferred rent	459	—
Long term obligations - capital lease	86	114
Total liabilities	8,817	7,354
Commitments and contingencies
Shareholders' equity:
Convertible preferred stock of no par value Authorized - 1,000,000 shares; Series A - designated 250,000 shares; no shares at September 30, 2017 and March 25, 2017 issued and outstanding	—	—
Series B, C, D- designated 19,500 shares; 18,533.51 shares at September 30, 2017 and March 25, 2017 issued and outstanding; (liquidation preference of $3,540 at September 30, 2017 and March 25, 2017)	2,911	2,911
Common stock of no par value; Authorized - 40,000,000 shares; 10,173,153 shares at September 30, 2017 and 9,594,203 shares at March 25, 2017 issued and outstanding	24,674	24,390
Accumulated deficit	(27,920)	(25,581)
Total shareholders' (deficit) equity	(335)	1,720
Total liabilities and shareholders' (deficit) equity	$8,482	$9,074

GIGA-TRONICS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month Periods Ended		Six Month Periods Ended
(In thousands except per share data)	September 30, 2017	September 24, 2016	September 30, 2017	September 24, 2016
Net sales	$2,242	$4,393	$4,233	$7,835
Cost of sales	1,755	3,163	3,280	5,680
Gross margin	487	1,230	953	2,155

Operating expenses:
Engineering	409	567	861	1,097
Selling, general and administrative	1,096	1,047	2,267	2,352
Total operating expenses	1,505	1,614	3,128	3,449

Operating loss	(1,018)	(384)	(2,175)	(1,294)

Gain on sale of product line	—	—	—	802
Gain on adjustment of warrant liability to fair value	60	28	60	74
Interest expense:
Interest expense, net	(88)	(31)	(167)	(60)
Interest expense from accretion of loan discount	(33)	(7)	(55)	(18)
Total interest expense, net	(121)	(38)	(222)	(78)
Loss before income taxes	(1,079)	(394)	(2,337)	(496)
Provision for income taxes	2	2	2	2
Net loss	$(1,081)	$(396)	$(2,339)	$(498)

Loss per common share - basic	$(0.11)	$(0.04)	$(0.24)	$(0.05)
Loss per common share - diluted	$(0.11)	$(0.04)	$(0.24)	$(0.05)

Weighted average shares used in per share calculation:
Basic	9,791	9,550	9,754	9,550
Diluted	9,791	9,550	9,754	9,550